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                                    Exhibit 11.1

                                NEWMIL BANCORP, INC.
                     COMPUTATION OF NET INCOME PER COMMON SHARE
                       (in thousands except per share amounts)

                                      Three month        Nine month
                                     period ended       period ended
                                     September 30,      September 30,
                                     2001    2000      2001    2000
                                     ----    ----      ----    ----
Net income
Net income - basic and diluted     $1,476  $1,040    $4,249  $3,151
                                   ======  ======    ======  ======
Weighted Average Common and Common
----------------------------------
Equivalent Stock
----------------

Weighted average common stock
  outstanding                       4,460   3,611     4,490   3,613

Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                      457     303       417     326

Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                             (272)   (153)     (253)   (177)
                                    -----   -----     -----   -----
Weighted average common and common
  equivalent stock outstanding
  - diluted                         4,645   3,761     4,654   3,762
                                    =====   =====     =====   =====

Earnings Per Common and Common
------------------------------
Equivalent Share
----------------

Basic                               $0.33   $0.29     $0.95   $0.87
                                    =====   =====     =====   =====
Diluted                             $0.32   $0.28     $0.91   $0.84
                                    =====   =====     =====   =====
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